Exhibit 99.1

News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for First Quarter 2023

NASHVILLE, Tenn., March 9, 2023 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of first quarter 2023.

For Yellow less-than-truckload (LTL), the percent changes 2023 from 2022 were:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
January	(18.1)%	1.1%	(17.2)%	12.9%	14.2%
February	(2.5)%	3.9%	1.3%	1.4%	5.4%
QTD	(11.0)%	2.3%	(9.0)%	7.5%	10.0%
(a)
Includes fuel surcharge

The year-over-year tonnage per workday result in February followed a 27.4% decrease in February 2022 versus February 2021. On a sequential basis from January 2023 to February 2023, tonnage per workday increased 0.5%. The year-over-year revenue per hundredweight, including fuel, result in February followed a 33.8% increase in February 2022 versus February 2021. On a sequential basis from January 2023 to February 2023, revenue per hundredweight, including fuel, was essentially flat.

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About Yellow Corporation

Yellow operates one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America, providing customers with regional, national, and international shipping services throughout. Backed by a team of nearly 30,000 transportation professionals, Yellow’s flexible supply chain solutions and best-in-class expertise ensure the safe, timely delivery of industrial, commercial, and retail goods for customers of all sizes. Yellow’s principal office is in Nashville, Tenn., and is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com